Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) sets forth the mutual agreement of Dell Inc., for itself and its subsidiaries (collectively, “Dell”) and Peter Altabef (“Executive”) regarding the subject matters addressed below.
     1. Separation Date. Executive’s employment with Dell will end March 31, 2011 (“Separation Date”). Until the Separation Date, Executive will serve in a transitional role and Executive’s primary responsibilities will be to complete and/or assist in the transition of ongoing projects as requested by Steve Schuckenbrock. During this period, Executive will act in a professional manner and abide by the Non-Disparagement provision stated below. Nothing in this Agreement confers upon Executive a right to be a continuing employee of Dell, or imposes on Dell an obligation to continue Executive’s employment relationship, if Executive violates any of the terms of this Agreement, any of the provisions of Executive’s employment or other agreements with Dell, or Dell’s Code of Conduct or any other Dell policy generally applicable to employees of Executive’s level and position.
     2. Consideration from Dell. If Executive signs this Agreement and does not revoke it, Dell will provide Executive with the following good and valuable consideration. Executive agrees that, except as expressly set forth in this Agreement and Dell’s benefit plans, Executive is not entitled to receive from Dell the payment or distribution of any amounts of pay (including bonuses), benefits, cash, stock, stock options or other type of property. Executive agrees that Dell may withhold all taxes it determines it is legally required to withhold from any payments set forth herein, and acknowledges that Executive is responsible for paying any taxes on amounts Executive receives because Executive signed this Agreement.
a.	Continued Employment and Compensation. Until the Separation Date, Dell will continue to employ Executive and pay Executive compensation in the same amount and on the same terms as Dell is currently paying Executive, and Executive will continue to enjoy all the benefits to which Executive is entitled as of the date of this Agreement (provided Executive continues to make related employee contributions if necessary under Dell’s policies for the enjoyment of such benefits), subject to applicable tax and other withholdings. However, Executive will not be eligible to participate in any of Dell’s incentive bonus plans or long term incentive plans for Fiscal Year 2012 or thereafter, except that Executive will be eligible to participate in Dell’s incentive bonus plan for Fiscal Year 2011 if Executive is still employed by Dell on the payout date for that bonus payment.

b.	Severance Pay. If this Agreement is fully executed and not revoked by Executive, Dell will pay Executive the total amount of One Million, Three Hundred and Fifty Thousand Dollars ($1,350,000) (less applicable withholding for taxes) as severance pay on March 31, 2011. Dell and Executive agree that this amount is designed to compensate Executive for the equivalent value of 12 months base pay and target bonus.

c.	Long-Term Incentive. As soon as administratively feasible after March 31, 2011, assuming this Agreement is fully executed and not revoked by Executive, Dell will deliver to Executive, via Dell’s standard process, 455,470 shares of Dell stock, pursuant to Executive’s Rollover Restricted Stock Agreement. Executive agrees that Executive is not eligible to receive any other Long-Term incentive payments or acceleration of stock or stock options and that the acceleration outlined in this paragraph fully satisfies Dell’s obligations under Executive’s Rollover Restricted Stock Agreement. Consistent with Dell standard process, the appropriate number of shares will be sold to settle any taxes owed and the remainder will be delivered to Executive.

d.	Additional Payment. If this Agreement is fully executed and not revoked by Executive, Dell will pay Executive the total amount of Ten thousand Dollars ($10,000) on March 31, 2011 to cover the cost of health insurance under COBRA for Executive and his family for six months.
     3. Treatment of Employee Benefits including Stock and Stock Options. Executive understands and agrees that balances or vested balances Executive has in any Dell benefit plan will be available to Executive consistent with applicable laws, regulations, and the administrative provisions of the various plan documents. Executive further understands that Executive will not receive any grants of stock, stock units, or options from Dell in the future and that any current stock options, stock units, or restricted stock will expire or be exercisable in accordance with the terms and provisions of the applicable equity agreements and the Dell Incentive Plan(s). As of the date of this Agreement, Dell is not aware of Executive engaging any “Conduct Detrimental to the Company” as that term is defined in the Stock Unit Agreement and the Rollover Stock Unit Agreement
     4. Complete Release. Executive hereby fully releases Dell and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, “Released Parties”), from any and all known or unknown claims or demands Executive may have against any of them. Executive expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied defamation by any Released Party), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Executive

represents that Executive has not assigned to any other person any of such claims and that Executive has the full right to grant this release. Notwithstanding any other provision herein, Dell and Executive agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under Dell’s health and welfare or retirement benefit plans, or any future claims based on Dell’s obligations and agreements set forth in this Agreement, nor does this release prevent Executive from participating in a Government investigation.
Further, nothing herein shall release, waive or otherwise affect Executive’s rights or claims to indemnification under the Indemnification Agreement, effective January 1, 2010, by and between Dell and Executive, the laws of the State of Delaware, Dell’s Bylaws or Certificate of Incorporation, or under any other applicable agreement, statute, common law or insurance policy.
Dell hereby releases Executive from any and all known or unknown claims or demands Dell may have against Executive, with the exception of any claims or demands for intentional misconduct or fraud.
     5. Claims under California Law. Executive understands and agrees that the complete release in paragraph 4 above also includes claims made under the California Fair Employment and Housing Act and California Labor Code Section 970-972, etc. Executive expressly waives all the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     6. Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by Dell to date have been accurately calculated, have represented the proper amounts due to Executive, and have been based on Dell’s merit-based compensation system. The consideration set forth in this Agreement is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from Dell, Executive agrees that Dell is entitled to full offset of the amounts set forth in this Agreement.
     7. Non-Admission of Liability. By entering into this Agreement, neither Dell nor Executive admit any liability or wrongdoing.
     8. Future Employment. Executive agrees that Executive has no right to future employment at Dell and that should Executive seek employment with Dell in the future, any decision regarding rehire is at Dell’s sole discretion.
     9. Company Documents, Information, or Property. Executive agrees that, on or before the Separation Date, Executive will have returned to Dell any and all documents relating to Dell or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Dell property in Executive’s possession or control. Executive represents and agrees that Executive will not take, nor has Executive taken, any such documents or property from the control or premises of Dell and that if, at any time after the Separation Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to Dell immediately.
     10. Employment and Other Agreements. Executive agrees that, except as otherwise provided in this Agreement, the provisions of Executive’s Dell Employment Agreement, any performance-based stock unit agreements, stock option agreements, restricted stock agreements, and confidentiality or non-competition agreements that Executive previously entered into with Dell, and that are intended to survive Executive’s termination, remain in full force and effect. Moreover, as a material inducement to Dell to enter into this Agreement, Executive reaffirms Executive’s intent to cornply with Executive’s post-employment obligations to Dell under the foregoing agreements.
     11. Non-disparagement. Executive agrees that, except as may be required by law or court order Executive will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of Dell or any other Released Party. Executive understands that Executive’s compliance with a subpoena or other legally compulsive process or Executive’s participation or testimony as a witness in any lawsuit will not be a violation of this provision.
     12. Cooperation. Executive agrees that, upon reasonable notice, Executive will give Dell Executive’s full cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Executive’s conduct or duties at Dell or that are based on facts about which Executive obtained personal knowledge while employed at Dell. In return, Dell agrees to reimburse Executive for direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation.
     13. Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF WILLIAMSON COUNTY, TEXAS.
     14. Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.
     15. Certain Acknowledgments. Executive acknowledges that Executive is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, Dell will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of Dell. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the Agreement.
     16. Consideration and Revocation Periods. Executive understands that Executive may take up to 21 days to consider this Agreement. Executive understands that Executive may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to Steve Price on or before the expiration of the 21 day period and/or Dell’s withdrawal of the offer contained in the Agreement. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 21 days from the date DelI’s proposal was presented to Executive in which to consider it. Executive understands that Executive has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Executive understands that Executive must provide written notification of revocation to Steve Price within seven days from the date Executive signed it.
If the foregoing accurately sets forth Executive’s agreement with Dell, please signify by signing below and returning this Agreement in its entirety to Steve Price on or before the close of business on the twenty-first day after this Agreement was presented to Executive. If Dell has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from Dell.

Date:	January 12, 2011	/s/ Peter Altabef Peter Altabef

Date:	January 12, 2011	/s/ Steve Price

Steve Price
Senior Vice President, HR
Dell, Inc.